EXHIBIT 16.1

Baum & Company, P.A.

401 Lincoln Rd.

Suite 12B

Miami Beach, FL 33139

March 7, 2018

Securities and Exchange Commission

100 F Street

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Turnkey Capital, Inc. Form 8-K dated March 7, 2018, and in agreement with the statements relating to Baum & Company, Inc. contained therein. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ Baum & Company, P.A.